Exhibit 6.6

CO-PRODUCER AGREEMENT

This is a contract between North Palm LL (hereinafter known as Producer), and Entertainment Arts Research Inc (hereinafter known as Associate Producer). Associate Producer has asked Producer to assist in the production, distribution and obtaining presales and other related duties for broadcast, film and streaming projects referred to (Producer) for a minimum of three projects to be referred as “Films”-

1.	AREAS OF ASSOCIATE PRODUCER RESPONSIBILITY:

Associate Producer will be responsible for:

►	Funding for Film, Production projects

►	Referral of Film, Video, Broadcast or Streaming Projects for Production or Distribution

►	Liaison between Producer and Film Maker or Funding sources

2.	ASSOCIATE PRODUCER COMPENSATION: In exchange for the duties listed in Exhibit A the Producer shall compensate Associate Producer as follows:

Associate Producer will be given a producer credit on the film

►	Associate Producer will be paid a fee to be negotiated project by project

►	This payment shall be made no later than the first day of principal photography.

►	Once Associate Producer has received said payments, he will promptly assign all rights to the Film to the production entity designed for such purpose.

3.	AREAS OF PRODUCER RESPONSIBILITY: Producer intends to use his best efforts to put the film into production. Producer will be responsible for:

•	Ensuring that the budget, schedule and script are sufficiently developed to obtain presales on the film. Coordinating and facilitating talent and escrow payments.

•	Reviewing and approving the shooting schedule and day out of days production schedule, including pre-production and post-production schedules.

•	Reviewing the budget.

•	Obtaining the necessary presales on the film in order to propel the picture into production.

•	Overseeing the pre-production, production, and post production on the film.

•	Obtaining key talent, to include but not limited to making offers.

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4.	PRODUCER COMPENSATION: In exchange for the duties listed in section 1 above, Associate Producer shall compensate Producer as follows:

•	Producer shall be paid 50,000 Preferred Series “A” shares as a retainer that convert at $1 per share, to be issued within 1O days from the signature of said agreement. Producer to receive an additional 50,000 Preferred Series “A” shares after the completion of the third project as a retainer to produce projects four through six. (If this is not achieved the additional 50,000 shares will not be issued)

•	Producer will be given a producer credit on the Film, in the same location as

•	Producer shall receive a production company credit on the Film, in the same location as Associate Producer, and of the same size and prominence, on a separate title card. Such credit will be on any and all advertising and press materials.

•	Producer shall be paid a fee to be negotiated on a project by project basis. This payment shall be made no later than the first day of principal photography. This payment is for producer fees only.

•	Producer shall have a 33% share in the production company formed to make the Film, and also the same percentage of any back end or profit realized.

5.	PRODUCER APPROVALS: Producer will have the sole and ultimate approval of the following areas of the film:

•	The budget of the Film

•	The key roles in the Film

•	The screenplay of the Film

•	The shooting schedule of the Film

•	The selection of the UPM, Director of Photography, Art Director, Production Designer, and other key department heads

•	Approval of any additional producers on the project

•	Final cut of the Film

Notwithstanding the above, Producer shall meaningfully consult Associate Producer in all aspects of the production.

6.	ADDITIONAL TERMS AND CONDITIONS:

Associate Producer acknowledges and agrees to the following conditions:

•	Filmmaking is fraught with uncertainty and there is no guarantee, express or implied that Producer’s efforts to get the Film into production will succeed.

•	This contract shall be governed by the laws of the State of Nevada.

•	This contract represents the entire understanding between Producer and Associate Producer.

•	This contract will be binding upon any successors, assigns, or servants of Associate Producer.

•	All payments to Producer shall be sent via wire transfer and be denominated in United States Dollars.

•	Producer shall seek approval from Associate Producer before committing to any out of pocket expenses that producer may incur. Such approval will not be unreasonably withheld, and it is understood that reimbursement for such expenses will come from production funds.

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The above contract is agreed to in its entirety.

Signed:

[DATE]     3/10/26

/s/ Daniel Grodnick

[Daniel Grodnick], Producer

/s/ William Coogan

[William Coogan, President Entertainment Arts Research Inc], Associate Producer

Date: 3/10/26

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